Exhibit 99.2

Global Eagle Announces One-for-Twenty-Five Reverse Stock Split

Common stock to begin trading on a split-adjusted basis at market open on April 16, 2020

LOS ANGELES, CA, April 15, 2020—Global Eagle Entertainment Inc. (Nasdaq: ENT) (“Global Eagle,” the “Company” or “we”), a leading provider of media, content, connectivity and data analytics to markets across air, sea and land, today announced that the Company’s board of directors has approved a reverse stock split of the Company’s common stock, at a ratio of 1-for-25, following the approval of the reverse stock split by the Company’s stockholders at the Special Meeting of Stockholders held on March 17, 2020.

Beginning with the opening of trading on April 16, 2020, the Company’s common stock will trade on The Nasdaq Capital Market (“Nasdaq”) on a split-adjusted basis under a new CUSIP number, 37951D300. The Company’s trading symbol will continue to be “ENT.”

The objective of the reverse stock split was to enable the Company to regain compliance with the Nasdaq minimum $1.00 bid price requirement and maintain its listing on Nasdaq. The Company can regain compliance with the Nasdaq requirement by maintaining a closing bid price of $1.00 per share for a minimum of ten consecutive trading days on or before May 4, 2020.

The reverse stock split reduced the number of shares of common stock issued and outstanding from approximately 92,944,935 to approximately 3,717,797. The reverse stock split affects all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s common stock, except for adjustments that may result from the treatment of fractional shares as described below.

No fractional shares will be issued as a result of the reverse stock split. Stockholders who would have been entitled to a fractional share as a result of the reverse stock split will instead receive a cash payment from the transfer agent in an amount equal to the fractional share multiplied by the closing price of our common stock the day before the reverse stock split became effective. The Company has chosen its transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), to act as exchange agent for the reverse stock split.

About Global Eagle

Global Eagle is a leading provider of media, content, connectivity and data analytics to markets across air, sea and land. Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions to airlines, cruise lines, commercial ships, high-end yachts, ferries and land locations worldwide. With approximately 1,100 employees and 35 offices on six continents, the Company delivers exceptional service and rapid support to a diverse customer base. Find out more at: www.GlobalEagle.com.

Contact:

Peter A. Lopez

Vice President, Finance and Investor Relations

+1 310-740-8624

investor.relations@GlobalEagle.com